Exhibit 15

Horace Mann Educators Corporation
Springfield, Illinois

Re:          Registration Statements on Form S-3 (No. 333-223627), Form S-4 (No. 333-223628) and Form S-8 (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686, No. 333-98917, No. 333-171384 and No. 333-185231)

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 8, 2019 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois
August 8, 2019